UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT

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     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported) October 15, 1996

                     NEW ENGLAND INVESTMENT COMPANIES, L.P.
             (Exact name of registrant as specified in its charter)

         Delaware                      1-9468                   13-3405992
(State or other jurisdiction        (Commission                (IRS Employer
         of incorporation)          File Number)            Identification No.)

399 Boylston Street, Boston, Massachusetts                         02116
 (Address of principal executive offices)                         (Zip Code)

Registrant's telephone number, including area code             (617) 578-3500
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Item 5.  Other Events

         New England Investment Companies, L.P. ("NEIC") announced on October 15, 1996, that it had signed an agreement to acquire certain assets and assume certain of the liabilities of Aldrich, Eastman & Waltch, L.P. ("AEW"), a Boston-based real estate investment advisory firm having approximately $5 billion of net assets under management. These operations would be combined with those of NEIC's real estate advisory subsidiary, Copley Real Estate Advisors, Inc. ("Copley"), to form a firm with approximately $7 billion of net assets under management. With its combined knowledge of real estate and capital markets, the new firm will emphasize high-yield debt and equity strategies, real estate securities and client portfolio consulting. AEW is currently a privately held partnership.

         Under the agreement, NEIC will purchase certain assets and assume approximately $5 million of liabilities of AEW for a payment at Closing of $62.5 million in cash and newly-issued L.P. Units and a $5 million three-year amortizing note. In addition, up to $35 million in cash will be paid upon certain revenue targets being achieved by the new firm over the three calendar years following the Closing. The acquisition will be accounted for under the purchase method of accounting and will result in recording a significant portion of the consideration as intangible assets for financial accounting purposes. The purchase price is based on expected future cash flows. NEIC will finance the cash portion of the purchase price out of available partnership cash and/or a new $165 million revolving credit under negotiation. The Closing of the transaction is subject to the fulfillment of certain conditions, including certain AEW client consents.

Item 7.   Financial Statements and Exhibits

(1)       Press Release dated October 15, 1996.

(2) Partnership Admission Agreement dated October 15, 1996 (relating to the acquisition by New England Investment Companies, L.P. of assets of Aldrich, Eastman & Waltch, L.P.).

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereupon duly authorized.

                     NEW ENGLAND INVESTMENT COMPANIES, L.P.


                     By: New England Investment Companies, Inc.
                         its general partner



Date: October 15, 1996  By /s/ Edward N. Wadsworth
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                          Edward N. Wadsworth
                          Executive Vice President



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